UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5, 2012

Bristow Group Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-31617	72-0679819
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

2103 City West Blvd., 4th Floor Houston, Texas		77042
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 267-7600

Former Name or Former Address, if Changed Since Last Report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the previously announced appointment of Jeremy Akel as Senior Vice President, Operations, the board of directors (the “Board”) of Bristow Group Inc. (the “Company”) has approved a compensation package for Mr. Akel with an annual base salary of $325,000. In addition, Mr. Akel will be eligible to participate in the Company’s annual incentive compensation plan with a target level of 55% of his annual base salary. Mr. Akel will also be eligible to receive grants under the Company’s long term incentive plan. On April 10, 2012, the Company also entered into an Amended and Restated Severance Benefits Agreement (the “Agreement”) with Mr. Akel. Pursuant to the Agreement, if the Mr. Akel’s employment is terminated by the Company other than for Cause, death or Disability or by Mr. Akel for Good Reason (as those terms are defined in the Agreement), Mr. Akel will be entitled to a lump sum cash payment of one year of annual base salary plus his target bonus or, in the event such termination takes place after a Change in Control (as defined in the Agreement), three times Mr. Akel’s annual base salary plus his highest annual bonus, along with other benefits. The Agreement also provides for accelerated vesting of awards made under the Company’s incentive plans in the event of such a termination of employment and upon a Change of Control and contains confidentiality, non-competition, employee non-solicitation and other provisions.

The foregoing description of the Agreement is not complete and is qualified by reference to the Agreement attached hereto as Exhibit 10.1, and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Description of Exhibit

10.1	Amended and Restated Severance Benefits Agreement, between Bristow Group Inc. and Jeremy Akel, dated April 10, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 10, 2012

BRISTOW GROUP INC. (Registrant)

By:	/s/ Randall A. Stafford
Randall A. Stafford
Senior Vice President and General Counsel,
Corporate Secretary

Exhibit Index

Exhibit Number	Description of Exhibit

10.1	Amended and Restated Severance Benefits Agreement, between Bristow Group Inc. and Jeremy Akel, dated April 10, 2012.